BioAmber Announces Listing of Shares on Toronto Stock Exchange

and Automatic Exercise of Special Warrant

Montreal, Canada, May 1, 2017. BioAmber Inc. (“BioAmber” or the “Company”) (NYSE: BIOA & TSX: BIOA) is pleased to announce that its shares of common stock (“Common Shares”) have been conditionally approved for listing on the Toronto Stock Exchange (‘’TSX’’) and that its previously issued special warrant (the “Special Warrant”) has been automatically exercised, on April 28, 2017, for 2,224,199 Common Shares (the “Underlying Shares”) following the issuance of a receipt for its final prospectus qualifying the Underlying Shares by the British Columbia Securities Commission.

The Special Warrant was issued by way of a private placement on December 30, 2016, at a price of US$4.00 per Underlying Share issuable upon the exercise thereof, resulting in gross proceeds to the Company of US$8,896,796. Such proceeds were placed in escrow and are being released to the Company concurrently with the automatic exercise of the Special Warrant.

The Common Shares are expected to be posted for trading on the TSX in the coming week, and will trade under the trading symbol ‘’BIOA’’. The CUSIP number will be 09072Q106, the same CUSIP as the Common Shares currently traded on the New York Stock Exchange (“NYSE”).

‘’We are honoured to have been approved by the TSX for this listing on Canada’s senior stock exchange. Canadian investors have shown a strong interest in renewable companies and we have attracted a growing shareholder base in Canada. A TSX listing will complement our existing NYSE listing by adding greater liquidity and depth of distribution for our investors,’’ stated Fabrice Orecchioni, BioAmber President and COO.

About BioAmber
BioAmber (NYSE: BIOA & TSX: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are subject to substantial risks, uncertainties and assumptions. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control. BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber's public filings (i) with the SEC, including the "Risk Factors" section of BioAmber's most recent Annual Report on Form 10-K, and (ii) with the British Columbia Securities Commission, including the “Risk Factors” section of BioAmber’s prospectus dated April 27, 2017.

BioAmber Investor Contact

Roy McDowall

Sr. VP Business Development

Tel (514) 844 8000 ext 260

roy.mcdowall@bio-amber.com